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                     April 25, 2022

       Omid Farokhzad, M.D.
       Chief Executive Officer
       Seer, Inc.
       3800 Bridge Parkway, Suite 102
       Redwood City, California 94065

                                                        Re: Seer, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-39747

       Dear Mr. Farokhzad:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences